UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LONGVIEW FIBRE COMPANY

(Name of Registrant as Specified In Its Charter)

OBSIDIAN FINANCE GROUP, LLC

THE CAMPBELL GROUP, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Materials dated May 2, 2006

This solicitation statement will be revised to reflect actual facts at the time of filing of the solicitation proxy statement.

SOLICITATION OF AGENT DESIGNATIONS

TO CALL

A SPECIAL MEETING OF SHAREHOLDERS

OF

LONGVIEW FIBRE COMPANY

_________________________

SOLICITATION STATEMENT

OF

OBSIDIAN FINANCE GROUP, LLC

AND

THE CAMPBELL GROUP, LLC

_________________________

To the Shareholders of Longview Fibre Company:

This Solicitation Statement (this “Solicitation Statement”) and the enclosed GOLD Agent Designation card (the “Agent Designation”) are being furnished to you as a shareholder of Longview Fibre Company, a Washington corporation (the “Company” or “Longview”), in connection with the solicitation of Agent Designations by and on behalf of Obsidian Finance Group, LLC (“Obsidian”) and The Campbell Group, LLC (“Campbell” and, together with Obsidian, “us” or “we”), to call a special meeting of shareholders of the Company for the purposes described below (the “Special Meeting”).

We are soliciting shareholders for the purpose of calling a Special Meeting to consider and vote upon:

1.

the Strategic Alternatives Proposal, which is a set of resolutions that would request that the Board of Directors of the Company (the “Board”) and the Company’s management engage in direct discussions with us regarding our proposal to acquire all of the outstanding shares of common stock of the Company, ascribed value $1.50 per share (the “Common Stock”), and with other potential acquirers regarding a sale of the Company, and to permit Obsidian/Campbell and such other potential acquirers to conduct due diligence on the Company in connection with such discussions; and

2.

the Board Declassification Proposal, which is a set of resolutions that would request that the Board take action required to eliminate the classified structure of the Board, which we believe would make the Board more accountable to, and therefore more responsive to the concerns of, the shareholders.

We believe our proposal to acquire all of the outstanding shares of Common Stock in a merger for $26 per share in cash (our “Acquisition Proposal”) offers shareholders the opportunity to obtain certain value for your shares of Common Stock, at a significant premium to the unaffected share price. However, since we first contacted the Company on December 14, 2005, the Board and the Company’s management have refused to meet with us directly to discuss our Acquisition Proposal. Further, the Board and the Company’s management refused to discuss or address any shareholder questions regarding our Acquisition Proposal at the Company’s annual meeting of shareholders held on April 6, 2006. On April 17, 2006, the Company rejected our Acquisition Proposal.

We believe that the Board and the Company’s management should address your questions regarding the Company’s consideration of the Acquisition Proposal and should, if you so demand, enter into discussions with us regarding our Acquisition Proposal. Accordingly, we are proposing to call the Special Meeting to provide a forum for shareholders to communicate their interest in the Acquisition Proposal to the Company and their dissatisfaction regarding the Company’s lack of responsiveness to date.

If you believe that you as a Longview shareholder should have the opportunity to tell the Board to consider our Acquisition Proposal, we urge you to promptly sign and return the GOLD Agent Designation to facilitate the calling of the Special Meeting.

Although approval of the Strategic Alternatives Proposal would not legally obligate the Company or the Board to take any action, we believe such approval would send a shareholder mandate to the Board that the shareholders desire the Board to pursue the Acquisition Proposal (or another acquisition of the Company that provides equal or greater value to shareholders) as an alternative to the Company’s apparently hastily devised and untested operating plan that was announced in response to our Acquisition Proposal.

At this time, we are soliciting Agent Designations solely for the purpose of calling the Special Meeting. We are not soliciting your proxy to vote on any of the proposals that may be considered at the Special Meeting. If the Special Meeting is called, we intend to file with the Securities and Exchange Commission (the “SEC”) and send you proxy materials urging you to approve the specific proposals we intend to present at the Special Meeting.

Please sign, date and return the enclosed GOLD Agent Designation in the enclosed envelope today!

If you have any questions about executing or delivering your

GOLD Agent Designation or require assistance, please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll Free: (800) 322-2885

Facsimile: (212) 929-0308

The date of this Solicitation Statement is May , 2006. This Solicitation Statement and the enclosed GOLD Agent Designation are first being sent or given to the Company’s shareholders on or about May , 2006.

Preliminary Materials dated May 2, 2006

This solicitation statement will be revised to reflect actual facts at the time of filing of the solicitation proxy statement.

BACKGROUND

On March 15, 2005, the Company announced that it had retained Goldman Sachs to assist it in evaluating whether converting to a real estate investment trust (“REIT”) would be of benefit to the Company’s shareholders. On July 27, 2005, the Company announced that, after a review of various strategic alternatives, the Board had approved a corporate restructuring to qualify the Company as a REIT and that, beginning in the first calendar quarter of 2006, the Company expected to pay a quarterly dividend amounting to $1.00 per share on an annualized basis.

On December 14, 2005, at the suggestion of the Company’s financial advisor, we sent a letter to the Company’s chief executive officer expressing our interest in pursuing an acquisition by us of all outstanding shares of Common Stock in a merger for $26.00 per share in cash. We noted the substantial benefits that our Acquisition Proposal would offer the Company and its shareholders, including the substantial premium represented by our proposed $26 per share cash price. We also indicated that J.P. Morgan Securities Inc. (“JPMorgan”) had been retained to provide financial advice and to assist with arranging financing in connection with the Acquisition Proposal, and that JPMorgan had advised us that they were highly confident that the financing for the Acquisition Proposal would be available. We also confirmed our expectation that this financing would be fully committed prior to the execution of any definitive agreement with the Company regarding the Acquisition Proposal. We requested to meet with the Company to discuss our Acquisition Proposal and to commence a customary due diligence review to permit us to make a firm proposal.

Following delivery of our letter, Goldman Sachs, the Company’s financial advisor, contacted JPMorgan and Obsidian to ask several limited questions regarding our Acquisition Proposal. We responded promptly to these questions, but thereafter received no contact from the Company and only limited communications from its advisors. It appeared to us that the Company made no serious effort to consider or pursue our Acquisition Proposal. On January 19, 2006, our financial advisor received a call from the Company’s financial advisor indicating that the Company had no interest in pursuing our Acquisition Proposal.

On February 16, 2006, we wrote a second letter—this time, directly to the Board—to express our disappointment with the Company’s lack of reaction to our Acquisition Proposal and its decision not to meet with us. We again highlighted the substantial value and benefits of our proposal, including the substantial premium represented by our proposed price. We also confirmed that we were prepared to immediately commence and complete confirmatory due diligence, which we believed we could complete within four weeks of being granted access by the Company.

The Company never made further contact with us, until we received on February 27, 2006 a letter from the Company’s chief executive officer indicating that the Board had “carefully considered” our Acquisition Proposal and determined “not to pursue discussions” with us. Shortly thereafter, the Company announced concurrent public offerings of Common Stock and unsecured notes and an offer to purchase for cash all outstanding 10% senior subordinated notes due 2009 in connection with its conversion to a REIT and related refinancing. The Company planned to sell up to 10 million newly issued shares of Common Stock, despite the fact that the shares were trading at $19.37 (based on the closing price on February 27, 2006), a significant discount to our proposed $26 per share price.

We believed the issuance of new shares at this lower price would be dilutive to current shareholders and likely would dilute the per share premium represented by our Acquisition Proposal. We also were concerned that the Company’s proposed new debt securities had terms that were inconsistent with our Acquisition Proposal and would result in significant additional costs that would force us to reduce the proposed purchase price. Accordingly, on March 6, 2006, we made a public announcement to advise shareholders of our Acquisition Proposal and the Board’s response. That same day, the Company confirmed that it was rejecting our Acquisition Proposal and stated that the Board believed the REIT conversion and related financings to be “integral components of the [C]ompany’s value creation strategy.”

On March 8, 2006, however, the Company announced that it had postponed its proposed offerings of Common Stock and debt and terminated its tender offer and solicitation for its 10% senior subordinated notes due 2009. The Company indicated that it would “continue to monitor the situation so that it can proceed with the offerings and the related tender offer and consent solicitation if and when, in its judgment, it is appropriate to do so.” That same day, the Company’s financial advisors contacted JPMorgan to indicate that they had been authorized by the Board to meet with us to discuss our proposal.

On March 9, 2006, we met in New York City with the Company’s financial and legal advisors to address any questions that the Company had regarding the Acquisition Proposal. During this meeting, we responded to questions regarding the sources and viability of our financing and the assumptions regarding the Company we had made in developing our Acquisition Proposal. At the meeting, the Company’s advisors requested that both parties refrain from making any further public announcements pending a substantive decision by the Board regarding our proposal.

On March 10, 2006, we wrote to thank the Company’s financial advisors for having met with us to answer the Company’s questions regarding our Acquisition Proposal. We confirmed, among other things, that all funds (equity and debt) would be fully committed prior to the execution of a definitive acquisition agreement. We also provided, at the Company’s request, a customary list of the due diligence information that we wished to review prior to making a definitive offer. We indicated that we remained committed to our Acquisition Proposal and noted our belief that shareholders would enthusiastically support a Board decision to permit us to proceed with our due diligence.

On March 12, 2006, we received a letter from the Company’s chief executive officer in which he indicated that the Company continued to have questions that prevented the Board “from making even a preliminary determination as to the viability, let alone the merits, of [our] proposal.” The letter indicated that the Company had “concerns” regarding Obsidian’s ability to finance and complete its portion of the proposed transaction and indicated that Obsidian’s prior assurances regarding its financial capabilities were “inadequate.” After receiving this letter, we wrote the Company on several occasions to assure that the Company had sufficient information to resolve these purported concerns.

Over the next several weeks, and despite our repeated requests, neither the Board nor the Company’s management offered or agreed to meet with us to discuss our Acquisition Proposal. Seeking to resolve this impasse, we offered to the Board that, if at the end of a cooperative diligence process, we were unable to confirm our offer of $26 per share and the Board instead determined to proceed with the REIT conversion, we would withdraw the Acquisition Proposal and not make any further public offer for at least a year. Despite this offer, the Company never asked us any additional questions following its March 12 letter and never sought to discuss or negotiate our Acquisition Proposal.

On March 27, 2006, the Company publicly acknowledged that it had received additional information from us and stated that it was “determining the appropriate course of action.” We did not issue any public statement in response to this announcement, seeking instead to attempt to work constructively with the Company through its advisors.

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On April 6, 2006, the Company held its annual meeting of shareholders at the Company’s headquarters in Longview, Washington. We attended the meeting and offered to meet with the Board and management in private, but this offer apparently was ignored. At the meeting, the Company did not discuss, and refused to entertain questions by any shareholders regarding, our Acquisition Proposal.

On April 10, 2006, we again wrote the Company to request a meeting to discuss our Acquisition Proposal. To further demonstrate and resolve any outstanding questions regarding the financial viability of our Acquisition Proposal, we enclosed a letter from Campbell confirming that it had all of the capital necessary to complete its portion of the transaction available on a fully discretionary basis. We also enclosed a letter from Campbell’s affiliate, Old Mutual Asset Management, confirming that we collectively had the equity financing necessary to execute the Acquisition Proposal at $26 per share, when combined with the debt financing that JPMorgan had expressed it was highly confident that we could obtain. In this letter, we requested that the Company provide us with a substantive response to our Acquisition Proposal by April 17, 2006.

On April 17, 2006, without again receiving any additional questions or communications from the Company or the Board regarding our proposal, we received a letter from the Company indicating that the Board had determined that pursuing the Acquisition Proposal was not in the best interests of the Company and its shareholders. Instead, the Company indicated that the Board had determined once again to pursue the REIT conversion, but this time with a new “improved” operating plan, the general details of which were disclosed publicly.

On April 18, 2006, we announced that we intended to solicit agent designations to call the Special Meeting. Later that day, the Company issued a press release reiterating its rejection of our proposal.

Throughout this process, including in its most recent communications to us, the Company has offered three principal reasons for rejecting our Acquisition Proposal. We believe that the Company is using these reasons as a pretext, as they do not justify the Board’s refusal even to meet with us to discuss the Acquisition Proposal.

First, the Board asserts that our offer is subject to financing contingencies. However, as described above, we have provided the Board with more than adequate information to demonstrate that we have the equity capital necessary to complete the transaction. Our equity capital comprises over 85% of the capital necessary to consummate our Acquisition Proposal and our financial advisor, JPMorgan, has provided a highly confident letter with respect to the debt financing for the remainder of the acquisition price. We have indicated that if the Company permitted us to conduct our due diligence, we are confident that we would be able to obtain fully committed financing to eliminate further concern regarding our financing. This purported basis for the Board’s conclusion that our Acquisition Proposal was not in the shareholders’ “best interests” could have been eliminated months ago—if the Board only had agreed to cooperate with us.

Second, the Board concludes that our Acquisition Proposal should be rejected and is not in the shareholders’ “best interests” because we wish to perform due diligence prior to entering into definitive transaction agreements. Yet, due diligence is an entirely customary aspect of acquisitions and we have repeatedly stated that we could complete our due diligence process in as little as four weeks. At the Company’s request, we provided a list of the information we sought to review as part of this process, but the Company never commented on this list and never provided us with even the most basic information. Again, this purported basis for the Board’s rejection of our Acquisition Proposal could have been resolved months ago—if the Board only had agreed to cooperate with us.

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Third, the Board now states that our $26 per share price “undervalues” the Company. Yet, our proposed price of $26 per share represents a 34% premium to the $19.37 per share closing price on February 27, 2006, which was the day the Company announced its intent to dilute shareholders by selling ten million newly issued shares after informing us that, having “carefully considered” our Acquisition Proposal, the Board had determined not to pursue discussions. Though the Board now indicates that it believes our offer undervalues the Company, neither the Board nor the Company has ever sought to discuss or negotiate the price underlying our Acquisition Proposal. Nonetheless, apparently having hastily devised a new and “improved” operating plan in response to our offer, the Board has now concluded that management can deliver greater value to shareholders than our $26 per share proposal. We disagree and believe that our Acquisition Proposal represents greater, more immediate and more certain value than the Company’s new and untested plan.

Accordingly, we urge you to join with us in calling a Special Meeting for the purpose of putting the Strategic Alternatives Proposal and the Board Declassification Proposal to a shareholder vote. We believe the Special Meeting will provide a forum for shareholders to express their interest in the Acquisition Proposal and their concern regarding the Board’s failure to be responsive to your concerns. To help us call the Special Meeting, please follow the instructions for delivering Agent Designations described below.

While we hope that the Company and its Board will pursue the Acquisition Proposal if so instructed by the shareholders, for our part, we can promise to respect your vote. Accordingly, if shareholders do not provide us with sufficient Agent Designations to call the Special Meeting, we will withdraw our Acquisition Proposal.

THE SPECIAL MEETING

General

We are furnishing this Solicitation Statement and an Agent Designation to the holders of outstanding shares of Common Stock for the appointment of specified persons as the shareholder’s agents (each, a “Designated Agent”) to call the Special Meeting. The procedures for calling a special meeting are governed by the Company’s Bylaws (the “Bylaws”), which provide that a special meeting shall be held if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting (the “Requisite Holders”) have delivered to the Company’s Secretary one or more demands for the meeting, describing the purpose or purposes for which it is to be held, which demands shall be set forth in an executed written record. Under the Bylaws, the record date for determining which shareholders are entitled to demand the Special Meeting shall be the date of delivery of the first shareholder demand that complies with the Bylaws. Obsidian delivered a demand to call the Special Meeting for the purposes described in this Solicitation Statement on May , 2006 and, accordingly, we believe this date to be the record date for determining shareholders entitled to demand the Special Meeting.

Based on the Company’s proxy statement relating to its 2006 Annual Meeting of Shareholders (the “2006 Proxy Statement”), as of February 17, 2006, there were issued and outstanding 51,076,567 shares of Common Stock. Accordingly, holders of approximately 5,107,657 shares of Common Stock will have to execute and deliver Agent Designations to us in order for Designated Agents to be able to demand the Special Meeting.

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If we obtain sufficient Agent Designations to demand the Special Meeting, we expect to cause the Designated Agents to demand the Special Meeting and we will file with the SEC and provide to shareholders proxy materials and a proxy card relating to the Special Meeting.

Under the Bylaws, the Company must provide notice of the Special Meeting at least ten and not more than sixty days prior to the meeting. For the purpose of determining shareholders entitled to notice of or to vote at the Special Meeting, the Board may provide that the stock transfer books shall be closed for a stated period not to exceed sixty days nor be less than ten days preceding the Special Meeting. In lieu of closing the stock transfer books, the Board may fix in advance a record date for any such determination, such date to be not more than sixty days and not less than ten days prior to the date of the Special Meeting.

If, following the receipt of Agent Designations from the Requisite Holders, the Designated Agents demand the Special Meeting and the Company fails to provide notice of the Special Meeting within thirty days after the date the demand was delivered to the Company’s Secretary or does provide notice but fails to hold the Special Meeting in accordance with its notice, the Designated Agents may apply to the superior court in the appropriate county of the State of Washington (the “Superior Court”) for an order pursuant to Section 23B.07.030 of the Revised Code of Washington that the Special Meeting be held. In such circumstances, the Superior Court may, after notice to the Company, fix the time and place of the Special Meeting, determine the shares and shareholders entitled to participate in the Special Meeting, specify a record date for determining shareholders entitled to notice of and to vote at the Special Meeting, prescribe the manner, form, and content of the Special Meeting notice, fix the quorum required for specific matters to be considered at the Special Meeting, or direct that the votes represented at the Special Meeting constitute a quorum for action on those matters, and enter other orders necessary to accomplish the purpose or purposes of the Special Meeting.

The Company’s Bylaws provide that a quorum at any special meeting shall consist of shareholders representing, either in person or by proxy, a majority of the outstanding capital stock of the Company entitled to vote at such meeting. Therefore, based on the number of shares outstanding as of February 17, 2006, shareholders representing 25,538,284 shares of Common Stock will have to be present at the Special Meeting to constitute a quorum.

Proposals to be Presented at the Special Meeting

If we are successful in soliciting Agent Designations from the Requisite Holders and the Special Meeting is held, we expect to present the Strategic Alternatives Proposal and the Board Declassification Proposal for a shareholder vote at the Special Meeting.

The Strategic Alternatives Proposal

The Strategic Alternatives Proposal consists of the following resolutions:

RESOLVED, that having carefully considered the operating plan announced by the Company on April 17, 2006, and subsequent related disclosures by the Company, the shareholders believe the Company’s operating plan provides neither more certain nor greater shareholder value than what would be available to shareholders if the Company negotiated and consummated a sale of the Company to Obsidian Finance Group, LLC and The Campbell Group, LLC (“Obsidian/Campbell”); and further

RESOLVED, the shareholders believe it would be in the best interests of the Company and its shareholders for the members of the Board of Directors and management of the Company

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to engage in direct discussions with Obsidian/Campbell (and any other potential acquirers) regarding a sale of the Company and to permit Obsidian/Campbell and such other potential acquirers to conduct due diligence on the Company in connection with such discussions; and further

RESOLVED, the shareholders hereby request that the Board of Directors enter into such discussions and permit such due diligence to occur and take all further actions, including negotiating definitive agreements, amending or redeeming the Company’s rights plan and approving any definitive transaction for purposes of Section 23B.19 of the Revised Code of Washington, necessary to permit the shareholders to consider a sale of the Company to Obsidian/Campbell (or another acquirer).

Although the Strategic Alternatives Proposal, even if approved, would not be binding on the Board, we believe such approval would demonstrate to the Board the shareholders’ desire in having the Company pursue our Acquisition Proposal. We reserve the right to change the terms and conditions of our Acquisition Proposal (including changing the price per share contemplated by the Acquisition Proposal) upon entering into any definitive agreement with the Company.

The Board Declassification Proposal

Currently, the Board is divided into three classes of directors who serve for three-year terms. Only a fraction of the directors are up for election at any given annual meeting of shareholders. As a result of this classified structure, shareholders are not entitled to elect a majority of the Board at a single annual meeting of shareholders. We believe that declassification of the Board would make the Board more accountable to, and therefore more responsive to the concerns of, the shareholders.

The Board Declassification Proposal consists of the following resolutions:

RESOLVED, that the shareholders believe that a Board of Directors whose members are all elected annually would be significantly more accountable to shareholders than is the existing classified Board; and further

RESOLVED, that the shareholders hereby request that the Board of Directors take all necessary steps to propose to the shareholders an amendment to the Company’s articles of incorporation that would provide that the Board of Directors consist of a single class of directors serving for one-year terms.

Declassification of the Board would require an amendment to the Company’s Articles of Incorporation (the “Charter”), which, under the Revised Code of Washington and the Charter, would require a proposal by the Board of an amendment to the Charter and approval of the amendment by a majority of the votes entitled to be cast on the proposed amendment. Accordingly, the Board Declassification Proposal, even if approved, would not be binding on the Board. Nonetheless, such approval would demonstrate to the Board the shareholders desire for a Board structure that encourages directors to be more responsive to shareholder concerns.

If the Special Meeting is called, you will be furnished with notice of the Special Meeting by the Company and proxy materials relating to the proposals to be considered at the Special Meeting. These proxy materials will contain more detailed information concerning the proposals to be voted upon at the Special Meeting.

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AGENT DESIGNATION PROCEDURES

Pursuant to this Solicitation Statement, we are soliciting GOLD Agent Designations from shareholders to provide for the calling of the Special Meeting. Only shareholders who held shares of Common Stock on May , 2006, are entitled to deliver Agent Designations for the Special Meeting. By executing an Agent Designation, a shareholder will designate the Designated Agents and authorize them to demand the Special Meeting and exercise all rights of the Requisite Holders incidental to calling and convening the Special Meeting and causing the purposes of the authority expressly granted pursuant to the Agent Designations to the Designated Agents to be carried into effect, including to apply, if need be, to the Superior Court to order that the Special Meeting be held. Agent Designations do not grant the Designated Agents the power to vote any shares of Common Stock at the Special Meeting. To vote on the matters to be brought before the Special Meeting, you must vote by proxy or in person at the Special Meeting.

Executed Agent Designations should be delivered, by fax or by mail (using the enclosed envelope), to our Solicitation Agent, MacKenzie Partners, Inc. for delivery to the Company, on or before , 2006 or such later date as we may from time to time establish. If we receive executed Agent Designations from the Requisite Holders prior to , 2006, we may cause the Designated Agents to demand the Special Meeting at such time.

You may revoke your Agent Designation at any time prior to the date on which the Designated Agents submit demands for a Special Meeting from the Requisite Holders to the Company, by delivering a written revocation to us, care of MacKenzie Partners, at the address or fax number set forth on the back cover of this Solicitation Statement. Such a revocation must clearly state that your Agent Designation is no longer effective. Any revocation of an Agent Designation will not affect any action taken by the Designated Agents pursuant to the Agent Designation prior to such revocation.

If your shares of Common Stock are registered in your own name, please sign, date and mail the enclosed GOLD Agent Designation to MacKenzie Partners in the postage-paid envelope provided. If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only the brokerage firm, bank, bank nominee or other institution can execute an Agent Designation for such shares of Common Stock and will do so only upon receipt of specific instructions from the beneficial owner of such shares of Common Stock. Accordingly, each shareholder who holds shares of Common Stock through a nominee such as a brokerage firm, bank, bank nominee or other institution must contact the person responsible for the shareholder’s account and advise that person to execute and return the accompanying GOLD Agent Designation. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to us, care of MacKenzie Partners at the address below, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions about executing or delivering your

GOLD Agent Designation or require assistance, please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

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Toll Free: (800) 322-2885

Facsimile: (212) 929-0308

By executing the GOLD Agent Designation and returning it to us, you are not committing to cast any vote in favor or against, nor are you granting us any proxy to vote on, any proposal to be brought before the Special Meeting.

This Solicitation is being made by Obsidian and Campbell, and not on behalf of the Board. At this time, we are soliciting your Agent Designation only for the purpose of calling the Special Meeting. We are not currently seeking your proxy, consent or authorization for approval of any proposal at the Special Meeting. After the Special Meeting has been called, we intend to file with the SEC and provide shareholders with proxy materials urging shareholders to vote in favor of the proposals we will present at the Special Meeting.

Your Agent Designation is important, no matter how many or how few shares you own. Failure to execute a GOLD Agent Designation has the same effect as opposing the calling of the Special Meeting.

CERTAIN INFORMATION ABOUT THE COMPANY

The Company is a Washington corporation with its principal executive offices at 300 Fibre Way, Longview, Washington 98632. The telephone number of the Company is (360) 425-1550.

The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith it files periodic reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.W., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings with the SEC are also available to the public without charge on the SEC’s website (http://www.sec.gov).

Information with respect to the beneficial ownership of Common Stock by the directors and executive officers of the Company, as contained in the 2006 Proxy Statement, is set forth in Schedule I.

The information concerning the Company contained in this Solicitation Statement has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Although we do not have any information that would indicate that such information is inaccurate or incomplete, we assume no responsibility for the accuracy or completeness of such information.

INFORMATION CONCERNING THE

PARTICIPANTS IN THE SOLICITATION

The following persons may be deemed “participants” in the solicitation contemplated by this Solicitation Statement, as the term “participant” is defined in the proxy rules promulgated by the SEC under the Exchange Act.

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Obsidian is an Oregon limited liability company engaged in private equity investments and advisory services. As of the date of this Solicitation Statement, Obsidian is the beneficial owner of 200 shares of Common Stock.

David W. Brown and Kevin D. Padrick are each senior principals of Obsidian. As of the date of this Solicitation Statement, neither of Messrs. Brown and Padrick is the direct owner of any shares of Common Stock (but each of them may be deemed to be the beneficial owner of 200 shares of Common Stock beneficially owned by Obsidian).

Greg Hawley is a consultant to Obsidian. As of the date of this Solicitation Statement, Mr. Hawley is not the direct or indirect owner of any shares of Common Stock.

Campbell is a Delaware limited liability company engaged as an investment advisor registered with the SEC. Founded in 1981, Campbell acquires and manages timberlands for investors and is an indirect, controlled affiliate of Old Mutual plc, a limited company formed under the Companies Act of 1985 (UK). As of the date of this Solicitation Statement, Campbell is not the direct owner of any shares of Common Stock, but may be deemed to beneficially own all securities of the Company owned beneficially by Obsidian.

John S. Gilleland is the President of Campbell. As of the date of this Solicitation Statement, Mr. Gilleland is the beneficial owner of one share of Common Stock.

Each of the persons named above may be deemed to have an interest in the solicitation contemplated by this Solicitation Statement, and in the Special Meeting, because the purpose of the Special Meeting relates to the proposal by Obsidian and Campbell to acquire the Company.

SOLICITATION EXPENSES AND PROCEDURES

Agent Designations may be solicited by mail, courier service, advertisement, telephone, facsimile or other electronic means, and in person. Solicitations may be made, in the manner set forth in this Solicitation Statement, by directors, officers and other employees of Obsidian and Campbell, none of whom will receive additional compensation for such solicitations. We may request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of our solicitation materials to the beneficial owners of the Common Stock they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

We have retained MacKenzie Partners for solicitation and advisory services in connection with the solicitation contemplated by this Solicitation Statement for a customary fee, together with reimbursement for its reasonable out-of-pocket expenses. MacKenzie Partners has informed us that it would employ up to approximately 35 persons to solicit the Agent Designations contemplated by this Solicitation Statement.

All expenses associated with soliciting Agent Designations are being borne by Obsidian and Campbell. Obsidian and Campbell currently do not expect to seek reimbursement for such expenses from the Company. We estimate that the costs incidental to our solicitation of Agent Designations, including expenditures for advertising, printing, postage, legal and related expenses, will be approximately $ . Total costs incurred to the date of the Solicitation Statement in furtherance of or in connection with the solicitation contemplated hereby are approximately $ .

9

SHAREHOLDER PROPOSALS

According to the 2006 Proxy Statement, shareholder proposals to be presented at the Company’s 2007 annual meeting of shareholders must be received at the Company’s executive offices by October 31, 2006, in order to be included in the Company’s proxy statement and form of proxy relating to that meeting. The Bylaws provide that advance notice of nominations for the election of directors or the proposal of business at an annual meeting must be submitted in writing and received by the Company’s Secretary not later than January 6, 2007, to be properly brought before such meeting. According to the 2006 Proxy Statement, if the Company receives proper notice of a shareholder proposal and such notice is not received within a reasonable time prior to mailing by the Company of its proxy materials for its 2007 annual meeting of shareholders, the Company believes that its proxy holders will be allowed to use the discretionary authority granted by the proxy to vote on the proposal at the meeting without including in the proxy statement relating to such meeting the disclosure regarding the proposal or how the Company intends to vote.

ADDITIONAL INFORMATION

Schedule I attached hereto sets forth certain information, as made available in public documents, regarding shares of Common Stock held by the Company’s principal shareholders and its directors and management. Although we do not have any information that would indicate that any such information is inaccurate or incomplete, we assume no responsibility for the accuracy or completeness of such information.

Please indicate your support FOR the demand of the Special Meeting by completing, signing and dating the enclosed GOLD Agent Designation and promptly returning it in the enclosed envelope to:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll Free: (800) 322-2885

Facsimile: (212) 929-0308

10

SCHEDULE I

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

BY

DIRECTORS AND CERTAIN OFFICERS OF THE COMPANY

AND

CERTAIN BENEFICIAL OWNERS

Directors and Certain Officers of the Company

The following table sets forth certain information, as of February 17, 2006, concerning the directors and certain officers of the Company. Such information is derived from and is based solely on the 2006 Proxy Statement. Unless otherwise noted, all percentages set forth below are based on 51,076,567 shares of Common Stock outstanding as of, based on the 2006 Proxy Statement.

Name	Number of Shares Beneficially Owned	% of Class
David L. Bowden (1)	28,502	*
Richard H. Wollenberg (2) (3)	433,683	*
Rick L. Bentzinger	0	0.0%
Curtis M. Stevens	0	0.0%
David A. Wollenberg (2) (4) (5)	245,175	*
Robert E. Wertheimer (6)	1,247,376	2.4%
John R. Kretchmer (7)	6,000	*
Robert A. Kirchner	7,500	*
M. Alexis Dow, CPA	1,000	*
Michael C. Henderson	1,000	*
Lisa J. McLaughlin	618	*
Robert B. Arkell	5,123	*
Richard J. Parker	2,048	*
Ken D. Gettman	5,984	*
Directors and executive officers as a group (13 persons)	1,984,009	3.9%

____________

*Does not exceed 1%.

(1)	D.L. Bowden shares voting and investment power with respect to 12,160 shares with his spouse with whom Mr. Bowden holds such shares as joint tenants with right of survivorship.
(2)	R. H. Wollenberg is the brother of D. A. Wollenberg.
(3)	Includes 137,730 shares beneficially owned by members of R. H. Wollenberg’s immediate family, as to 95,370 shares of which Mr. Wollenberg disclaims any beneficial interest.
(4)	Includes 47,090 shares beneficially owned by members of D.A. Wollenberg’s immediate family, as to which shares Mr. Wollenberg disclaims any beneficial interest.
(5)

Does not include 1,589,430 shares owned by The Wollenberg Foundation (the “Foundation”) of which D. A. Wollenberg is one of three trustees and shares the power to vote the shares held by the Foundation.

(6)

Includes 670,350 shares beneficially owned by R. E. Wertheimer in his capacity as trustee for two trusts for the benefit of his family members and 1,000 shares beneficially owned by members of Mr. Wertheimer’s immediate family, as to which shares Mr. Wertheimer disclaims any beneficial interest.

(7)	Consists of shares owned by the Kretchmer Family Trust of which J. R. Kretchmer and his spouse serve as trustees.

I-1

Certain Beneficial Owners

Set forth below is information regarding the Common Stock owned by persons owning more than five percent of the total number of shares of Common Stock, based solely on publicly available information on file with the SEC. All percentages set forth below are based on 51,076,567 shares of Common Stock outstanding as of February 17, 2006, based on the 2006 Proxy Statement.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class
Dimensional Fund Advisors Inc. (1) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	4,338,028	8.5%
Hotchkis & Wiley Capital Management, LLC (2) 725 South Figeroa, 39th Floor Los Angeles, CA 90017	3,487,200	6.8%

____________

(1)

Based on a Schedule 13G/A filed February 6, 2006 of Dimensional Fund Advisors Inc., a registered investment advisor. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all shares shown as beneficially owned.

(2)

Based on a Schedule 13G filed February 14, 2006 of Hotchkis & Wiley Capital Management LLC, a registered investment advisor. Hotchkis & Wiley Capital Management, LLC disclaims beneficial ownership of all shares shown as beneficially owned and reports sole voting power with respect to 2,444,400 shares and sole investment power with respect to 3,487,200 shares.

I-2

IMPORTANT

Your action is important! No matter how many shares you own, please give us your Agent Designation by:

1.	Signing the enclosed GOLD Agent Designation;
2.	Dating the enclosed GOLD Agent Designation; and
3.	Mailing the enclosed GOLD Agent Designation today in the envelope provided (no postage is required if mailed in the United States).

If you hold your shares of Common Stock in the name of one or more brokerage firms, banks, nominees or other institutions, only they can sign an Agent Designation with respect to your shares of Common Stock, and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD Agent Designation.

If you have any questions about executing or delivering your

GOLD Agent Designation or require assistance, please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll Free: (800) 322-2885

Facsimile: (212) 929-0308

Preliminary Materials dated May 2, 2006

*****************

[GOLD AGENT DESIGNATION CARD]

AGENT DESIGNATION

TO SHAREHOLDERS OF LONGVIEW FIBRE COMPANY

This Agent Designation is solicited by Obsidian Finance Group, LLC and The Campbell Group, LLC for the appointment of Designated Agents to provide for the calling of a special meeting of the shareholders of Longview Fibre Company. The Board of Directors of Longview Fibre Company is not soliciting this Agent Designation.

Each of the undersigned hereby constitutes and appoints David W. Brown, Kevin D. Padrick and John S. Gilleland, and each of them, with full power of substitution, the proxies and agents of the undersigned (said proxies and agents, together with each substitute appointed by any of them, if any, collectively, the “Designated Agents”) in respect of all common stock, ascribed value $1.50 per share, of Longview Fibre Company (the “Company”) owned by the undersigned to do any or all of the following, to which each of the undersigned hereby consents:

1.

To take all action necessary to provide for the calling of (but not to vote at) a special meeting of shareholders of the Company (the “Special Meeting”), for the purpose of considering and voting upon the proposals described in the Solicitation of Agent Designations of Obsidian Finance Group, LLC and The Campbell Group, LLC and any other proposals to be voted on at the Special Meeting, including applying to the superior court in the appropriate county of the State of Washington in the event the Company fails to provide notice of the Special Meeting or does provide notice but fails to hold the Special Meeting in accordance with its notice; and

2.

To exercise any and all other rights of each of the undersigned incidental to calling the Special Meeting and causing the purposes of the authority expressly granted herein to the Designated Agents to be carried into effect; provided, however, that nothing contained in this instrument shall be construed to grant the Designated Agents the right, power or authority to vote any shares of Common Stock owned by the undersigned at the special meeting.

Date: ______________, 2006

Signature

Signature, if jointly held

Title:

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.